Exhibit 99.1
Contact:  Della DiPietro and Kristen Kinley
     313-594-1096




IMMEDIATE RELEASE



FORD CREDIT REPORTS 1997 THIRD-QUARTER EARNINGS



DEARBORN, Mich., Oct. 15, 1997 -- Ford Motor Credit Company's third-quarter net income was $258 million, Chairman Ken Whipple and President Edsel B. Ford II announced today. Earnings were $83 million lower than 1996 third-quarter net income of $341 million.


Compared with the third quarter of 1996, the reduction in earnings reflected lower net financing margins and higher credit losses, partially offset by higher financing volumes. Lower margins resulted from higher depreciation expenses on leased vehicles. Ford Credit's total finance receivables increased to $113.7 billion at Sept. 30, compared with $107.9 billion a year earlier.


Ford Credit's 1997 financial results include a majority ownership (78 percent) of Ford Credit Europe and results for 1996 have been restated to reflect this ownership change. Ford Credit is an indirect wholly owned subsidiary of Ford Motor Company.


Consolidated financial statements exclude certain vehicle finance subsidiaries of Ford Motor Company that are managed by Ford Credit. Ford Credit's worldwide managed operations earned $269 million for the third quarter of 1997. Worldwide managed finance receivables were $127.8 billion at Sept. 30, 1997. Included in these managed receivables are certain finance receivables Ford Credit has sold and continues to service.


As the world's largest company dedicated to automotive finance, Ford Credit provides vehicle financing for 11,000 automotive dealers and 8 million retail customers in 35 countries.

# # #



Ford Credit Public Affairs, The American Road, P.O. Box 1732, MD-7380, Dearborn, MI 48121 Telephone: 313/594-1096; Fax: 313/390-2453
Internet: http://media.ford.com



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
                             Ford Motor Credit Company and Consoldated Subsidiaries
                                                     OPERATING HIGHLIGHTS

                                                                                              Third Quarter
                                                                                      ------------------------
                                                                                      1997                1996
                                                                                      --------       ---------
Income (in Millions)
     Income Before Income Taxes                                                 $      419.3       $       552.1
     Net Income                                                                        257.7               340.9

Market Share
     Ford Retail           United States                                                38.9 %              35.4 %
                           Europe                                                       30.6                31.8
     Ford Wholesale        United States                                                78.7 %              78.5 %
                           Europe                                                       94.3                91.4

Contract Volume - New and Used Retail/Lease (in Thousands)
     United States                                                                       652                631
     Europe                                                                              192                193
     Other International                                                                 104                 77
                                                                                         ---               ----
         Total Contract Volume                                                           948                901
                                                                                         ===                ===

Assets (in Millions)
     Net Finance Receivables                                                    $   78,746.6       $    78,244.8
     Net Investment in Operating Leases                                             34,928.1            29,627.1
                                                                                    --------            --------
         Total Finance Receivables                                              $  113,674.7       $   107,871.9
     Other Assets                                                                    7,324.1             8,852.8
                                                                                     -------             -------
         Total Assets                                                           $  120,998.8       $   116,724.7
                                                                                   =========           =========

Liabilities and Stockholder's Equity (in Millions)
     Liabilities
         Debt - Short Term                                                      $   42,716.8       $    39,242.0
         Debt - Long Term                                                           57,274.6            55,589.6
                                                                                    --------            --------
              Total Debt                                                        $   99,991.4       $    94,831.6
         Other Liabilities                                                          10,547.5            11,275.6
                                                                                    --------            --------
              Total Liabilities                                                 $  110,538.9       $   106,107.2

     Minority Interests in Net Assets of Subsidiaries                                  352.9             1,247.3
     Preferred Equity in Subsidiary Company                                            286.5               284.5
     Stockholder's Equity                                                            9,820.5             9,085.7
                                                                                     -------             -------
         Total Liabilities and Stockholder's Equity                             $  120,998.8       $   116,724.7
                                                                                   =========           =========

Memo:
     SELECTED WORLDWIDE RESULTS FOR MANAGED OPERATIONS *                                      Third Quarter
                                                                                ---------------------------
                                                                                      1997                1996
                                                                                ---------------    -----------
Income (in Millions)
     Income Before Income Taxes                                                 $        412       $        520
     Net Income                                                                          269                340

Contract Volume - New and Used Retail/Lease (in Thousands)                             1,022                944

Managed Net Finance Receivables and
Net Investment in Operating Leases (in Millions)  *                             $    127,772       $    120,936
- - - -
* Managed  Receivables  include certain finance receivables Ford Credit has sold and continues to service.
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